Return Optimization Securities with Contingent Protection

Enhanced Return Strategies for Moderate-Return Environments

UBS AG, Jersey Branch

September 4, 2009

PRODUCT SUPPLEMENT (To Prospectus dated January 13, 2009)

Product Supplement

Return Optimization Securities with Contingent Protection

Linked to Common Stock, Exchange Traded Fund Shares or a Basket of Equities

UBS AG from time to time may offer and sell return optimization securities with contingent protection, which we refer to as “ROS” , linked to either (i) an underlying common stock, including American depositary shares (an “underlying stock”), (ii) shares of an exchange traded fund (an “ETF”) (each, an “underlying equity”) or (iii) a weighted basket of common stocks, including American depositary shares, and/or exchange traded funds (an “underlying basket”). This product supplement describes some of the general terms that may apply to the ROS and the general manner in which they may be offered. The specific terms of any ROS that we offer, including the name of the underlying equity or the several common stocks, including American depositary shares, and/or exchange traded funds (each a “basket equity” and together, the “basket equities”) composing the underlying basket to which the return on the ROS is linked and the specific manner in which such ROS may be offered, will be described for each particular offering of the ROS in an applicable pricing supplement to this product supplement. If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. Except as otherwise described in the applicable pricing supplement, the general terms of the ROS are described in this product supplement and unless otherwise specified in the applicable pricing supplement include the following:

Issuer (Booking Branch):	UBS AG (Jersey Branch)
No Coupon:	We will not pay you interest during the term of the ROS.
Principal Amount:	$10 per ROS, unless otherwise specified in the applicable pricing supplement.
Payment at Maturity:	At maturity, you will receive a cash payment per $10 principal amount of ROS you hold, calculated as described below:

•

If the Underlying Return is positive, you will receive your principal amount plus your principal amount multiplied by the Underlying Return multiplied by a multiplier (the “Multiplier”), up to a maximum gain (the “Maximum Gain”). The Multiplier and the Maximum Gain on the ROS will be specified in the applicable pricing supplement.

• If the Underlying Return is zero, you will receive your principal amount.
• If the Underlying Return is negative and the Ending Price is above or equal to the Trigger Price, you will receive your principal amount.
• If the Underlying Return is negative and the Ending Price is below the Trigger Price, you will receive your principal amount reduced by an amount based on the Underlying Return.
Accordingly, the ROS are not principal protected in all circumstances. You may lose some or all of your principal. Specifically, if the Ending Price is less than the Trigger Price, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decrease that the Underlying Return is less than zero. In addition, the contingent protection feature applies only at maturity.
Underlying Return:	Ending Price – Starting Price Starting Price
Starting Price:	The price of the underlying equity determined on the trade date or such other date or dates as specified in the applicable pricing supplement, or in the case of an underlying basket, 100, in each case as may be adjusted in the case of certain corporate events as described under “General Terms of the ROS — Antidilution Adjustments”.
Ending Price:	The closing price of the underlying equity determined on the equity valuation date or dates specified in the applicable pricing supplement, subject to adjustment upon the occurrence of a market disruption event, as described herein, or in the case of an underlying basket, the weighted performance of the basket equities on the equity valuation date or dates specified in the applicable pricing supplement.
Trigger Price:	A specified price below the Starting Price, calculated by multiplying the Starting Price by a percentage specified in the applicable pricing supplement, as may be adjusted in the case of certain corporate events as described under “General Terms of the ROS — Antidilution Adjustments” .
See “General Terms of the ROS — Payment at Maturity” on page PS-24.
No Listing:	The ROS will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement.
Calculation Agent:	UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the ROS, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-12 of this product supplement for risks related to an investment in the ROS.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The ROS are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Product supplement dated September 4, 2009

ADDITIONAL INFORMATION ABOUT THE
RETURN OPTIMIZATION SECURITIES WITH CONTINGENT PROTECTION

You should read this product supplement together with the prospectus dated January 13, 2009, relating to our Medium Term Notes, Series A, of which the ROS are a part, and any pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

Our Central Index Key, or CIK, on the SEC Web Site is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Product Supplement

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

Product Supplement Summary

This product supplement describes terms that will apply generally to the ROS. On the trade date for each offering of the ROS, UBS AG will prepare a pricing supplement that, in addition to specifying the underlying equity or underlying basket and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any applicable pricing supplement should be read in conjunction with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “ROS,” we mean return optimization securities with contingent protection. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 13, 2009, of UBS. References to the “applicable pricing supplement” mean the applicable pricing supplement that describes the specific terms of your ROS unless the context otherwise requires.

What Are the Return Optimization Securities with Contingent Protection?

The Return Optimization Securities with Contingent Protection (“ROS”) are medium-term notes issued by UBS whose return is linked to the performance of (i) an underlying common stock (an “underlying stock”) or shares of an exchange traded fund (an “ETF”) (each, an “underlying equity”) or (ii) an underlying basket comprised of several common stocks and/or exchange traded funds (each a “basket equity” and, together, the “basket equities”). As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADSs”). If the applicable underlying equity or an applicable basket equity is an ADS, the term “foreign stock issuer” refers to the issuer of the shares underlying the ADS. We refer to the common stock represented by an ADS as “foreign stock”. The underlying equity or underlying basket will be specified in the applicable pricing supplement to this product supplement.

At maturity, the ROS will pay an amount in cash that is based on the return of the underlying equity or the underlying basket, referred to as the “Underlying Return.” The Underlying Return may be referred to as the “Equity Return” or “Basket Return” in the applicable pricing supplement. The Underlying Return will be calculated based on the change in the value of the underlying equity or underlying basket on the trade date relative to, as specified in the applicable pricing supplement, either (i) the value on the final valuation date or the (ii) the arithmetic average of the values on multiple equity valuation dates (including the final valuation date), as described below.

The amount you will receive at maturity is based on the Ending Price relative to the Starting Price, and in certain circumstances whether the Ending Price of the underlying equity or underlying basket is below a specified price (the “Trigger Price”).

Unless otherwise specified in the applicable pricing supplement, at maturity you will receive a cash payment per $10 principal amount of each ROS you hold, calculated as follows:

➢	If the Underlying Return is positive, you will receive a cash payment equal to:

$10 + [$10 × (Underlying Return x Multiplier)]; provided, however, that in no event will you receive an amount greater than $10 + ($10 x Maximum Gain).

➢	If the Underlying Return is zero, you will receive your principal amount, or $10 per ROS.
➢	If the Underlying Return is negative and the Ending Price is above or equal to the Trigger Price, you will receive your principal amount, or $10 per ROS.
➢	If the Underlying Return is negative and the Ending Price is below the Trigger Price, you will receive a cash payment equal to:

$10 + ($10 × Underlying Return).

Accordingly, the ROS are not principal protected in all circumstances. You may lose some or all of your principal. Specifically, if the Underlying Return is negative and the Ending Price is less than the Trigger Price, at maturity you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decrease that the Underlying Return is less than zero.

The contingent protection feature applies only at maturity.

The “Underlying Return” is the difference between the Starting Price and Ending Price of the underlying equity or underlying basket on the respective dates specified in the applicable pricing supplement, expressed as a percentage and calculated as follows:

Underlying Return =
Ending Price – Starting Price

Starting Price

where the “Starting Price” may be based on (i) the closing price of the underlying equity or underlying basket on the trade date, (ii) such other price of the underlying equity or underlying basket on the trade date as selected by the calculation agent, or (iii) the price(s) of the underlying equity or underlying basket on such other date or dates as specified in the applicable pricing supplement, or in the case of an underlying basket, 100, and the “Ending Price” is the closing price of the underlying equity or underlying basket on the applicable equity valuation date, or the arithmetic average of the closing prices of the underlying equity on each of several equity valuation dates (the “averaging dates”), as will be specified in the applicable pricing supplement or, in the case of an underlying basket, the weighted performance of the basket equities on the averaging dates. The trade date and the applicable equity valuation date(s) (including the final valuation date) will be specified in the applicable pricing supplement. The Starting Price may be referred to in the applicable pricing supplement as the “Basket Starting Price” and the Ending Price may be referred to as the “Basket Ending Price”, or each in such other manner as may be specified in the applicable pricing supplement. Furthermore, in the case of an offering of the ROS linked to an underlying basket, in the applicable pricing supplement (i) the term “Equity Starting Price” will refer to, with respect to a basket equity, the price of such basket equity determined on the trade date or such other date or dates as specified in such pricing supplement and (ii) the term “Equity Ending Price” will refer to, with respect to a basket equity, the closing price of such basket equity determined on the equity valuation date or dates specified in such pricing supplement.

The Starting Price and the Trigger Price or a relevant Equity Starting Price may be adjusted in the case of certain corporate events described below under “General Terms of the ROS — Antidilution Adjustments”.

We will not pay you interest during the term of the ROS.

We may issue separate offerings of the ROS that are identical in all respects, except that each offering may be linked to the performance of a different underlying equity or underlying basket and will be subject to the particular terms of the respective ROS set forth in the applicable pricing supplement. Each offering of the ROS is a separate and distinct security and you may invest in one or more offerings of the ROS as set forth in the applicable pricing supplement. The performance of each offering of the ROS will depend solely upon the performance of the underlying equity or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the ROS.

The ROS Are Part of a Series

The ROS are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue under our indenture, which is described in the accompanying prospectus, from time to time. This product supplement summarizes general financial and other terms that apply to the ROS. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms Will Be Described in Applicable Pricing Supplements

The specific terms of your ROS will be described in the applicable pricing supplement accompanying this product supplement. The terms described there modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your ROS as described in the applicable pricing supplement, an investment in the ROS may offer the following features:

➢	Contingent Principal Protection — At maturity, the contingent protection feature protects your principal only in certain limited circumstances where the Trigger Price is not breached. If the Ending Price is less than the Trigger Price, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Underlying Return is less than zero. Any principal protection only applies if the ROS are held to maturity, and is subject to the creditworthiness of the Issuer.
➢	Growth Potential — You will receive enhanced upside participation in the positive performance of the underlying equity or underlying basket subject to the Maximum Gain, which will be specified in the applicable pricing supplement.
➢	Diversification — The ROS may provide diversification within the equity portion of your portfolio through exposure to the underlying equity or underlying basket.

What Are Some of the Risks of the ROS?

An investment in any ROS involves significant risks. Some of the risks that apply generally to the ROS are summarized here, but we urge you to read the more detailed explanation of risks relating to the ROS in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

➢	Principal protection ONLY in limited circumstances — Your principal will be protected only if the Ending Price is above or equal to the Trigger Price. If the Ending Price is less than the Trigger Price, you risk losing 100% of your principal.
➢	Contingent principal protection only possible if you hold the ROS to maturity — You should be willing to hold your ROS to maturity. You may be entitled to receive at least the principal amount of your ROS under certain limited circumstances only if you hold your ROS to maturity. The market value of the ROS may fluctuate between the date you purchase them and the final valuation date. If you sell your ROS in the secondary market prior to maturity, you will not receive any principal protection on the portion of your ROS sold.
➢	Your growth potential is limited — If the Underlying Return is positive, the Underlying Return will be multiplied by a Multiplier, subject to the Maximum Gain on the ROS. Therefore, you will not benefit from any positive Underlying Return in excess of an amount equal to the applicable Maximum Gain divided by the Multiplier. For examples of how your ROS may perform at maturity, see “— What are the steps to calculate payment at maturity?” in this product supplement.
➢	Credit of the Issuer — The ROS are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROS, including any principal protection provided at maturity, depends on the ability of UBS, to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the ROS and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the ROS.

➢	Maximum potential return only at maturity — You can earn the potential maximum return from UBS, as Issuer, only if you hold your ROS to maturity.
➢	There may be little or no secondary market for the ROS — The ROS will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement. There can be no assurance that a secondary market for the ROS will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the ROS, although they are not required to do so and may stop making a market at any time. If you sell your ROS prior to maturity, you may have to sell them at a substantial loss.
➢	Single stock or single ETF risk — The price of the underlying equity or any basket equity can rise or fall sharply due to factors specific to that underlying equity or basket equity and the issuer of such underlying equity or basket equity or, if the underlying equity or basket equity is an ETF, the securities constituting the assets of an ETF, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
➢	Owning the ROS is not the same as owning the underlying equity or basket equities — The return on your ROS may not reflect the return you would realize if you actually owned the underlying equity or basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the ROS.
➢	Price prior to maturity — The market price of the ROS will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity or underlying basket; the volatility of such underlying equity or basket equities; the dividend rate paid on the underlying equity or basket equities; the time remaining to the maturity of the ROS; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on secondary market prices — Generally, the price of the ROS in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the ROS.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity or basket equities and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity or basket equities, may adversely affect the market price of the underlying equity or basket equities and, therefore, the market value of the ROS.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the underlying equity or basket equities or securities constituting the assets of an ETF, which may present a conflict between the obligations of UBS and you, as a holder of the ROS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the ROS. Any such research, opinions or recommendations could affect the value of the underlying equity or basket equities, and therefore the market value of the ROS.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the ROS are uncertain. You should consult your own tax advisor about your own tax situation.
➢	Antidilution protection is limited — For certain corporate events affecting (i) the underlying equity or (ii) a basket equity, the calculation agent may make adjustments to (i) the Starting Price and the Trigger Price or (ii) the relevant Equity Starting Price (as the case may be). However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity or a basket equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the ROS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result.

The ROS may be a suitable investment for you if:

Subject to the specific terms of your ROS, as specified in the applicable pricing supplement, the ROS generally may be a suitable investment for you if:

➢	You believe the underlying equity or underlying basket will appreciate over the term of the ROS and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain.
➢	You are willing to expose your principal to the full downside performance of the underlying equity or underlying basket if the Ending Price is below the applicable Trigger Price.
➢	You are willing to forego dividends paid on any underlying equity or basket equities.
➢	You do not seek current income from your investment.
➢	You are willing to hold the ROS to maturity and are not seeking an investment for which there is an active secondary market.
➢	You are comfortable with the creditworthiness of UBS, as Issuer of the ROS.

The ROS may not be a suitable investment for you if:

Subject to the specific terms of your ROS, as specified in the applicable pricing supplement, the ROS generally may not be a suitable investment for you if:

➢	You do not believe the underlying equity or underlying basket will appreciate over the term of the ROS, or you believe the underlying equity or underlying basket will appreciate over the term of the ROS by more than an amount equal to the Maximum Gain.
➢	You seek an investment that is 100% principal protected.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
➢	You seek an investment that is exposed to the full upside performance of the underlying equity or underlying basket (i.e., potentially in excess of an amount equal to the Maximum Gain).
➢	You prefer to receive the dividend paid on any underlying equity or basket equities.
➢	You seek current income from your investment.
➢	You are unable or unwilling to hold the ROS to maturity.
➢	You seek an investment for which there will be an active secondary market.
➢	You are unable or unwilling to assume the credit risk associated with UBS, as Issuer of the ROS.

Structured Product Categorization

To help investors identify appropriate structured products, UBS organizes its structured products, including the securities offered hereby, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What Are the Tax Consequences of the ROS?

The United States federal income tax consequences of your investment in the ROS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-42 and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the ROS, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid derivative contract with respect to the underlying equity or underlying basket. If your ROS are so treated, subject to the discussion below with respect to “constructive ownership” and passive foreign investment companies (“PFICs”), you should generally not accrue any income with respect to the underlying equity or underlying basket and you should generally recognize capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS. Such gain or loss should generally be long term capital gain or loss if you have held your ROS for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your ROS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the ROS, it is possible that your ROS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-44.

A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of an underlying ETF) a PFIC or other pass thru entity. Under the “constructive ownership transaction” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-42) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successor year is equal to the income of the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in ROS that is linked to shares of an ETF, PFIC or other pass thru entity or a weighted basket that contains shares in an ETF, PFIC or other pass thru entity will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a ROS will be recharacterized as ordinary income. Moreover, because the U.S. holder does not share in distributions made on ETFs, PFICs, or other pass thru entities or baskets of ETFs, PFICs or other pass thru entities referenced by the ROS, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the shares of ETFs PFICs, or other pass thru entities directly. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock included in an underlying basket owned by an ETF would be treated as a PFIC within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by one or more ETFs included in a basket were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock included in an underlying basket is or become a passive foreign investment company.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” described above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-42 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of ROS purchased after the bill was enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ROS.

What Are the Steps to Calculate Payment at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the ROS, followed by examples for four hypothetical ROS, three based on the performance of a single equity and one based on the performance of a basket of equities.

Step 1: Calculate the Underlying Return

Calculate the Underlying Return for a single equity

Where the payment at maturity is based on the performance of a single underlying equity, the Underlying Return is the difference between the Starting Price and Ending Price of the underlying equity and is expressed as a percentage of the Starting Price. The Underlying Return may be positive or negative and is calculated as follows:

Underlying Return =
Ending Price – Starting Price

Starting Price

Calculate the Underlying Return for a basket of three equities

Where the payment at maturity is based on the performance of a basket of equities, the Underlying Return is the difference between the Starting Price and Ending Price of the underlying basket and is expressed as a percentage of the Starting Price. The Underlying Return may be positive or negative and is calculated as follows:

Underlying Return =
Ending Price – Starting Price

Starting Price

The “Starting Price” is 100, unless otherwise specified in the applicable pricing supplement.

The “Ending Price” will be calculated on the applicable equity valuation date(s) as follows:

100×(1+(WBE1 × BER1)+(WBE2 × BER2)+(WBE3 × BER3))

where

“W” is the respective weighting of each basket equity (i.e., BE1, BE2 and BE3) in the underlying basket, expressed as a percentage, and

“BER” is the respective equity return for each basket equity (i.e., BE1, BE2 and BE3) calculated in the same manner described above under “calculate the Underlying Return for a single equity”.

Step 2: Calculate the Cash Payment at Maturity

At maturity, you will receive a cash payment per $10 principal amount of each ROS you hold, calculated as described below:

➢	If the performance of the Underlying Return is positive, you will receive a cash payment at maturity equal to the lesser of:

$10 + [$10 × (Underlying Return × Multiplier)]; and
$10 + ($10 × Maximum Gain).

➢	If the Underlying Return is zero, you will receive your principal amount, or $10 per ROS.
➢	If the Underlying Return is negative and the Ending Price is above or equal to the Trigger Price, you will receive your principal amount, or $10 per ROS.
➢	If the Underlying Return is negative and the Ending Price is below the Trigger Price, you will receive a cash payment equal to:

$10 + ($10 × Underlying Return).

Accordingly, the ROS are not principal protected in all circumstances. You may lose some or all of your principal. Specifically, if the Ending Price is less than the Trigger Price, at maturity you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decrease that the Underlying Return is less than zero.

The contingent protection feature applies only at maturity.

Example 1 — The Underlying Return is 5%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on a single equity with the following assumptions:

Maximum Gain	15%
Multiplier	2
Trigger Price	$112 (80% of the Starting Price)
Starting Price	$140
Ending Price	$147

Given the above assumptions, the Underlying Return would be calculated as follows:

Underlying Return = Ending Price – Starting Price Starting Price	=	$147 – $140 $140 = 5%

Given an Underlying Return of 5% and assuming a Multiplier of 2, the payment at maturity would be:

$10 + [$10 × (Underlying Return × Multiplier)] = $10 + [$10 × (5% × 2)] = $11 per $10 ROS
(a gain of 10%).

Example 2 — The Underlying Return is -5%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on a single equity with the following assumptions:

Maximum Gain	15%
Multiplier	2
Trigger Price	$112 (80% of the Starting Price)
Starting Price	$140
Ending Price	$133

Given the above assumptions, the Underlying Return would be calculated as follows:

Underlying Return = Ending Price – Starting Price Starting Price	=	$133 – $140 $140 = 5%

Since the Underlying Return is negative and the Ending Price was greater than the Trigger Price, principal protection applies, and the payment at maturity would be $10 per ROS.

Example 3 — The Underlying Return is 20%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on a single equity with the following assumptions:

Maximum Gain	15%
Multiplier	2
Trigger Price	$112 (80% of the Starting Price)
Starting Price	$140
Ending Price	$168

Given the above assumptions, the Underlying Return would be calculated as follows:

Underlying Return = Ending Price – Starting Price Starting Price	=	$168 – $140 $140 = 20%

Since the Underlying Return multiplied by the Multiplier is greater than the Maximum Gain, the payment at maturity would be $11.50.

Example 4 — The Underlying Return is -50%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on a single equity with the following assumptions:

Maximum Gain	15%
Multiplier	2
Trigger Price	$112 (80% of the Starting Price)
Starting Price	$140
Ending Price	$70

Given the above assumptions, the Underlying Return would be calculated as follows:

Underlying Return = Ending Price – Starting Price Starting Price	=	$70 – $140 $140 = -50%

Since the Underlying Return at maturity is negative and the Ending Price was less than the Trigger Price, principal protection is lost and the investor is fully exposed to the decline of the underlying equity. In this example, the final payment is calculated as follows:

$10 + ($10 × -50%) = $10 - $5 = $5 per ROS (a loss of 50%)

Accordingly, if the Underlying Return is negative and the Ending Price is below the Trigger Price, you will lose some or all your principal.

Example 5 — The Basket Return is 6.5%

The following example illustrates the calculation of the Underlying Return and the payment at maturity for a hypothetical ROS based on a basket of three equities with the following assumptions:

Basket Equity	Equity Weight	Equity Return
A	50%	10%
B	30%	–5%
C	20%	15%

Maximum Gain 15%
Multiplier 2

Given the above assumptions, the Ending Price would be calculated as follows:

Ending Price = 100 x (1 +	(A equity weight x A equity return) + (B equity weight x B equity return) + (C equity weight x C equity return))

= 100 x (1 + (50% x 10%) + (30% x –5%) + (20% x 15%)) = 106.5

The Underlying Return is then calculated as follows:

Underlying Return = Ending Price – Starting Price Starting Price	=	106.5 – 100 100 = 6.5%

Given an Underlying Return of 6.5% and assuming a Multiplier of 2, the payment at maturity would be:

$10 + [$10 x (Underlying Return x Multiplier)] = $10 + [$10 x (6.5% x 2)] =
$11.30 per $10 ROS (a gain of 13%).

Hypothetical Payment Amounts on Your ROS

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your ROS at maturity and the cash payment amounts that could be delivered for each of your ROS on the stated maturity date based on a range of hypothetical Starting Prices or Ending Prices and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market prices of the underlying equity or basket equities on the equity valuation date(s), including the final valuation date, could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on market prices for the underlying equity or basket equities that may not be achieved on the applicable equity valuation date(s) and on assumptions regarding terms of the ROS that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amounts on your ROS on the stated maturity date may bear little or no relationship to the actual market value of your ROS on that date or at any other time, including any time you might wish to sell your ROS. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your ROS, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your ROS might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the underlying equity or the basket equities. The following factors, among others, may cause the financial return on your ROS to differ from the financial return you would receive by investing directly in the underlying equity or basket equities:

➢	the return on such a direct investment would not be limited by the Maximum Gain or otherwise capped;
➢	in the case of direct investment in the underlying equity or basket equities, the return could include substantial dividend payments, which you will not receive as an investor in the ROS; and
➢	an investment in the underlying equity or basket equities is likely to have tax consequences that are different from an investment in the ROS.

We describe various risk factors that may affect the market value of the ROS, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-12 of this product supplement.

We cannot predict the prices of the underlying equity or basket equities or, therefore, whether the Ending Price of the underlying equity or underlying basket for any particular offering of the ROS will be below the Trigger Price. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment amount that will be delivered in respect of your ROS on the stated maturity date, nor should it be viewed as an indication of the financial return on your ROS or of how that return might compare to the financial return if you were to invest directly in the underlying equity or the basket equities.

Risk Factors

The return on the ROS is linked to the performance of the underlying equity or underlying basket and will depend on whether the Underlying Return is positive or negative and, if negative whether the Ending Price is above or below the Trigger Price. Investing in the ROS is not equivalent to a direct investment in the underlying equity or basket equities. This section describes the most significant risks relating to the ROS. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement, before investing in the ROS.

You may lose some or all of your principal.

The ROS do not guarantee any return of principal at maturity; you may lose some or all of your principal if the Underlying Return is negative and the Ending Price is below the specified Trigger Price.

We will not pay you 100% of your principal amount at maturity if the Ending Price is below the Trigger Price. In that case, we will deliver to you at maturity an amount in cash equal to your principal amount reduced by the Underlying Return. This amount will be less than 100% of the principal amount of your ROS and you will be exposed to the full downside risk of the underlying equity or underlying basket. Accordingly, you may lose some or all of your principal if the Ending Price is below the Trigger Price. In addition, you must hold your ROS to maturity in order to benefit from any contingent principal protection. See “General Terms of the ROS” on page PS-24.

The ROS are intended to be held to maturity. Your principal may be protected under certain limited circumstances only if you hold your ROS to maturity.

You should be willing to hold your ROS to maturity. You may be entitled to receive at least the principal amount of your ROS only if you hold your ROS to maturity. The market value of your ROS may fluctuate between the date you purchase them and the final valuation date. If you sell your ROS in the secondary market prior to maturity, you will not receive any principal protection on the portion of your ROS sold.

Your return potential is limited by the Maximum Gain on the ROS at maturity.

Your payment at maturity is based on the Underlying Return, which, if positive, will be multiplied by a Multiplier, subject to a Maximum Gain on the ROS at maturity. Since the maximum payment amount on the ROS is capped, you will not benefit from a positive Underlying Return in excess of an amount equal to the Maximum Gain divided by the Multiplier. As a result, the ROS do not offer full participation in the positive appreciation of the underlying equity or underlying basket.

Accordingly, the Maximum Gain for your ROS may cause you to earn a return that is less than the return on a direct investment in a security the return on which is based solely on the performance of the underlying equity or underlying basket over the term of the ROS without limitation.

You will not receive interest payments on the ROS or dividend payments on the underlying equity or the basket equities.

You will not receive any periodic interest payments on the ROS and you will not receive any dividend payments or other distributions on the underlying equity or any basket equity.

Any payment on the ROS is subject to the creditworthiness of UBS.

Any payment on the ROS is subject to the creditworthiness of the issuer, UBS. The ROS are senior unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ROS, including any contingent principal protection provided at

Risk Factors

maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the ROS and, in the event UBS were to default in its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the ROS.

Owning the ROS is not the same as owning the underlying equity or the basket equities.

The return on your ROS will not reflect the return you would realize if you actually owned the underlying equity or the basket equities and held such investment for a similar period because:

➢	the payment at maturity of the ROS is capped based on the Maximum Gain specified in the applicable pricing supplement;
➢	you will not receive any dividend payments or other distributions on the underlying equity or the basket equities; and
➢	you will not have voting rights or any other rights that holders of the underlying equity or the basket equities may have.

If the Underlying Return exceeds an amount equal to the applicable Maximum Gain divided by the Multiplier, your return on the ROS at maturity will be less than the return on a direct investment in the underlying equity or basket equities without taking into account taxes and other costs related to such a direct investment.

Even if the price of the underlying equity or the value of the underlying basket increases above the Starting Price during the term of the ROS, the market value of the ROS may not increase by the same amount. It is also possible for the price of the underlying equity or the value of the underlying basket to increase while the market value of the ROS declines.

The market value of the ROS may be influenced by unpredictable factors.

The market value of your ROS may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control and interrelate in complex ways, will influence the market value of the ROS. Generally, we expect that the price of the underlying equity or the value of the underlying basket on any day will affect the market value of the ROS more than any other single factor. Other factors that may influence the market value of the ROS include:

➢	the volatility of the underlying equity or basket equities (i.e., the frequency and magnitude of changes in the price of the underlying equity or basket equities);
➢	the dividend rate paid on the underlying equity or basket equities (while not paid to holders of the ROS, dividend payments on the underlying equity or the basket equities may influence the value of the ROS);
➢	supply and demand for the ROS, including inventory positions with UBS Securities LLC or any other market-maker;
➢	interest rates in the market;
➢	the time remaining to the maturity of the ROS;
➢	if the underlying equity or a basket equity is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the foreign stock is traded;
➢	if the underlying equity or a basket equity is an ETF that invests in securities that are traded in

Risk Factors

non-U.S. markets, or if the underlying equity or a basket equity is substituted or replaced by a security that is quoted and traded in a foreign currency, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities are traded;
➢	if the underlying equity or a basket equity is an ETF, the fact that the ETF is subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results;
➢	the creditworthiness of UBS; and
➢	geopolitical, economic, financial, political, regulatory or judicial events that affect the price of the underlying equity or the value of the underlying basket.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ROS may offset or enhance the effect of another factor.

If the ROS is linked to an underlying basket, changes in the prices of the basket equities may offset each other.

If the ROS are linked to an underlying basket, the return on the ROS will be linked to a weighted basket composed of the basket equities. While the prices of some basket equities may increase over the term of the ROS, the prices of other basket equities may not increase during the term of the ROS as much or may even decline. Therefore, in calculating the Underlying Return and the payment at maturity on the ROS, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities.

There may not be an active trading market for the ROS — Sales in the secondary market may result in significant losses.

You should be willing to hold your ROS to maturity. There may be little or no secondary market for the ROS. The ROS will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement. UBS Securities LLC and other affiliates of UBS may make a market in the ROS, although they are not required to do so and may stop any market-making activities at any time. Even if a secondary market in your ROS develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your ROS before maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.

The inclusion of commissions and compensation in the original issue price of the ROS is likely to adversely affect secondary market prices of the ROS.

Assuming no change in market conditions or any other applicable factors, the price at which UBS Securities LLC or its affiliates are willing to purchase your ROS in secondary market transactions will likely be lower than the initial public offering price of your ROS, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to your ROS. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The respective issuer of the underlying equity or a basket equity — and thus the underlying equity or basket equity — is subject to various market risks.

The respective issuer of the underlying equity or a basket equity or, if the underlying equity or basket equity is an ETF, each company whose securities constitute the assets of the ETF (each, an “underlying equity issuer”) is subject to various market risks. Consequently, the price of the underlying equity or

Risk Factors

basket equity may fluctuate depending on the respective markets in which the respective underlying equity issuer operates. Market forces outside of our control could cause the Ending Price to fall below the Trigger Price. The price of each underlying equity or basket equity can rise or fall sharply due to factors specific to that underlying equity or basket equity and the corresponding underlying equity issuer, such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuer(s) and the equity or equities to which the ROS we offer are linked.

The formula for calculating the payment at maturity of the ROS does not take into account all developments in the underlying equity or the basket equities.

Changes in the price(s) of the underlying equity or basket equities during the term of the ROS before the equity valuation date(s), including the final valuation date, specified in the applicable pricing supplement may not be reflected in the calculation of the amount payable at maturity of the ROS. The calculation agent will calculate this amount by comparing only the price of the underlying equity or the value of the underlying basket (calculated based on the sum of weighted prices of the basket equities multiplied by its respective Underlying Return) on the trade date relative to the price or average price (as applicable) of the underlying equity or the value or average value (as applicable) of the underlying basket on the final valuation date or equity valuation dates (as applicable). No other prices or values will be taken into account. As a result, you may lose some or all of your principal even if the price or value, as applicable, of the underlying equity or underlying basket has risen at certain times during the term of the ROS before falling to a price or value, as applicable, below its Starting Price on one or more equity valuation dates.

In some circumstances, the payment you receive on the ROS may be based on securities issued by a different company and not on the underlying equity or a basket equity.

If the underlying equity or a basket equity is common stock of a specific company, following certain corporate events relating to the respective underlying equity issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on the common stock of a successor to the respective underlying equity issuer or any cash or any other assets distributed to holders of the applicable underlying equity or basket equity in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the ROS. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property in the section of this product supplement called “General Terms of the ROS— Antidilution Adjustments — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result.

If the underlying equity or a basket equity is an ADS and the ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulation Authority, Inc. (“FINRA”), or if the ADS facility between the foreign stock issuer and the ADS depositary is terminated for any reason, the amount you receive at maturity will be based on the common stock represented by the ADS. Such delisting of the ADS or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the ROS. We describe such delisting of the ADS or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of the ROS – Delisting of ADSs or Termination of ADS Facility”.

If either a common stock or an ETF that is serving as the underlying equity or a basket equity is delisted or trading of the underlying equity or basket equity is suspended, the amount you receive at maturity may be based on a security issued by another company or a share of another exchange traded fund (as

Risk Factors

applicable) and not the underlying equity or basket equity. Such delisting or termination of the underlying equity or basket equity and the consequent adjustments may materially and adversely affect the value of the ROS. We describe such delisting or termination of the underlying equity or a basket equity and the consequent adjustments in the sections of this product supplement called “General Terms of the ROS — Delisting or Suspension of Trading of an Underlying Stock” and “General Terms of the ROS — Delisting, Discontinuance or Modification of an ETF”.

You have limited antidilution protection.

For certain events affecting (i) the underlying equity or (ii) a basket equity, such as stock splits and stock dividends, and certain other corporate actions involving such underlying equity or basket equity, the calculation agent for the ROS may adjust (i) the Starting Price and Trigger Price applicable to such offering of the ROS or (ii) the relevant Equity Starting Price. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity or a basket equity. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying equity or a basket equity, or anyone else makes a partial tender offer or a partial exchange offer for that underlying equity or basket equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the ROS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, that described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the ROS — Antidilution Adjustments” on page PS-28 and “General Terms of the ROS — Role of Calculation Agent” on page PS-40 for a description of the items that the calculation agent is responsible for determining.

UBS and its affiliates have no affiliation with any underlying equity issuers and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with any respective underlying equity issuer in any way and have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting an underlying equity issuer. The underlying equity issuers are not involved in the offering of the ROS in any way and have no obligation to consider your interests as owner of the ROS in taking any corporate actions that might affect the market value of your ROS or your payment at maturity. An underlying equity issuer may take actions that will adversely affect the market value of the ROS.

The ROS are unsecured debt obligations of UBS only and are not obligations of any underlying equity issuer. None of the money you pay for the ROS will go to any underlying equity issuer.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuer(s) and the underlying equity or basket equities from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the respective underlying equity issuer(s) or the underlying equity or basket equities. You, as an investor in the ROS, should make your own investigation into the respective underlying equity issuer(s) and the underlying equity or basket equities for your ROS.

This product supplement relates only to the ROS and does not relate to the underlying equity or basket equities or any underlying equity issuer.

Risk Factors

Historical performance of the underlying equity or the basket equities should not be taken as an indication of the future performance of the underlying equity or basket equities during the term of the ROS.

The historical performance of the underlying equity or a basket equity should not be taken as an indication of the future performance of such underlying equity or basket equity. As a result, it is impossible to predict whether the closing price of the underlying equity or a basket equity will rise or fall. The closing price(s) of the underlying equity or the basket equities will be influenced by complex and interrelated political, economic, financial and other factors that can affect the respective underlying equity issuers and the market price(s) of the underlying equity or the basket equities.

Moreover, any basket to which any ROS may be linked is not a recognized market value and no historical performance data will be available. The trading prices of the basket equities will determine the value of the underlying basket.

Trading and other transactions by UBS or its affiliates in the underlying equity or any basket equity, futures, options, exchange traded funds or other derivative products on the underlying equity or any basket equity may adversely affect any amount payable at maturity and the market value of the ROS.

As described below under “Use of Proceeds and Hedging” on page PS-41, UBS or its affiliates may hedge their obligations under the ROS by purchasing the underlying equity or the basket equities or securities constituting the assets of an ETF, futures or options on the underlying equity or the basket equities or securities constituting the assets of an ETF or other derivative instruments with returns linked or related to changes in the performance of the underlying equity or the basket equities, and they may adjust these hedges by, among other things, purchasing or selling the underlying equity or the basket equities or securities constituting the assets of an ETF, futures, options, or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price(s) of the underlying equity or the basket equities and, therefore, the amount payable at maturity and the market value of the ROS. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the ROS declines.

UBS or its affiliates may also engage in trading in the underlying equity or the basket equities or securities constituting the assets of an ETF and other investments relating to the underlying equity or the basket equities or securities constituting the assets of an ETF on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the underlying equity or the basket equities and, therefore, the amount payable at maturity and the market value of the ROS. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underlying equity or the basket equities. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the ROS.

UBS Securities LLC and other affiliates of UBS also currently intend to make a secondary market in the ROS. As market makers, trading of the ROS may cause UBS Securities LLC or other affiliates of UBS to be long or short the ROS in their inventory. The supply and demand for the ROS, including inventory positions of market makers, may affect the secondary market price for the ROS.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying equity or the basket equities that are not for the account of holders of the ROS or on their behalf. These trading activities may present a conflict between the holders’ interest in the ROS and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades

Risk Factors

and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the underlying equity or any basket equity, could be adverse to the interests of the holders of the ROS.

UBS and its affiliates may, at present or in the future, engage in business with an underlying equity issuer, including making loans to or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the ROS as beneficial owners of the ROS. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the underlying equity or any basket equity and, therefore, the amount payable at maturity and the market value of the ROS.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the ROS. Any such research, opinions or recommendations could affect the price of the underlying equity or any basket equity or the market value of the ROS.

UBS and its affiliates publish research from time to time on financial markets, commodities markets and other matters that may influence the value of the ROS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the ROS. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your ROS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the ROS and the underlying equity or basket equities to which the ROS are linked.

The calculation agent can postpone the determination of the Ending Price, and therefore the maturity date, if a market disruption event occurs on an equity valuation date.

The determination of the Ending Price may be postponed with respect to an underlying equity or a basket equity if the calculation agent determines that a market disruption event has occurred or is continuing with respect to such underlying equity or basket equity on an equity valuation date. If such a postponement occurs, the calculation agent will use the closing price of the underlying equity or affected basket equity on the first trading day on which no market disruption event occurs or is continuing with respect to such underlying equity or affected basket equity. In no event, however, will any equity valuation date or the final valuation date be postponed by more than ten trading days. As a result, the maturity date for the ROS could also be postponed, although not by more than ten trading days.

If the determination of the closing price of the underlying equity or affected basket equity on any one or more equity valuation dates (including the final valuation date) is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such underlying equity or basket equity on that day, that day will nevertheless be the date on which the relevant closing price will be determined by the calculation agent for purposes of determining the Ending Price. In such an event, the calculation agent will make an estimate of the relevant closing that would have prevailed in the absence of the market disruption event. See “General Terms of the ROS — Market Disruption Event”.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of the cash payment at maturity of the ROS. We may change the calculation agent after the original issue date of any ROS without notice. For a fuller description of the calculation agent’s role, see “General Terms of the ROS — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may

Risk Factors

have to determine whether a market disruption event affecting the underlying equity or a basket equity has occurred or is continuing on an equity valuation date (including the final valuation date). This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the calculation agent will affect the payment at maturity on the ROS, the calculation agent may have a conflict of interest if it needs to make any such decision.

An investment in the ROS may be subject to risks associated with non-U.S. securities markets.

The underlying equity or the basket equities to which your ROS may be linked may be an ADS representing foreign stock or an ETF that invests in securities that are traded on non-U.S. markets. In addition, following certain corporate events affecting the underlying equity or a basket equity, or following delisting or termination of the underlying equity or a basket equity, such underlying equity or basket equity may be substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where: (1) the underlying equity or a basket equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency and that may trade differently from the ADS, or (2) the underlying equity or a basket equity is substituted or replaced by a security that is quoted and traded in a foreign currency. Such substitution or replacement of the underlying equity or basket equity by a security issued by a non-U.S. company may occur following certain corporate events affecting such underlying equity or basket equity (as described under “General Terms of the ROS – Antidilution Adjustments – Reorganization Events” on page PS-33) or following delisting or termination of the underlying equity or basket equity (as described under “General Terms of the ROS – Delisting or Suspension of Trading of an Underlying Stock” on page PS-35).

If the underlying equity or a basket equity is an ETF that invests in securities that are traded on non-U.S. markets, the trading price of the securities in which the ETF invests generally will reflect the U.S. dollar value of those securities. Therefore, holders of ROS based upon one or more ETFs that invest in non-U.S.

Risk Factors

markets will be exposed to currency exchange rate risk with respect to the currency in which such securities trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each security in the ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities in which an ETF invests will be adversely affected and the value of the ROS may decrease.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the ROS. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of a foreign stock on non-U.S. securities markets and, as a result, may affect the value of the ROS. As a consequence, such fluctuations could adversely affect an investment in the ROS if: (1) the underlying equity or a basket equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) the underlying equity or a basket equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency or (3) the underlying equity or a basket equity is an ETF that invests in securities that are quoted and traded in a foreign currency.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the ROS if: (1) the underlying equity or a basket equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) the underlying equity or a basket equity is substituted or replaced by a security issued by a non-U.S. company that is quoted and traded in a foreign currency or (3) the underlying equity or a basket equity is an ETF that invests in securities that are quoted and traded in a foreign currency.

We will not make any adjustment or change in the terms of the ROS in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear any such risks.

The value of the shares of an ETF may not completely track the value of the shares of the securities in which the ETF invests or the level of its respective underlying index.

If the underlying equity or a basket equity is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the shares of the securities in which that ETF invests, the value of the ETF may not completely track the value of the shares of the securities in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the shares of the securities in which the ETF invests do not have.

In addition, the ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its respective underlying index (the “underlying index”).

Risk Factors

The correlation between the performance of an ETF and the performance of its underlying index may not be perfect. Although the performance of an ETF seeks to replicate the performance of its underlying index, the ETF may not invest in all the securities comprising such underlying index but rather may invest in a representative sample of securities comprising such underlying index. Also, an ETF may not fully replicate the performance of its underlying index due to the temporary unavailability of certain stocks comprising such underlying index. Furthermore, because an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share of the ETF. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. As a result of the foregoing, the performance of an ETF may not exactly replicate the performance of its underlying index.

In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be liquidity in the trading market.

If the underlying equity or a basket equity is an ADS, the value of the ADSs may not completely track the price of the foreign stock represented by such ADSs.

If the underlying equity or a basket equity is an ADS, you should be aware that, although the trading characteristics and valuations of the ADSs will usually mirror the characteristics and valuations of the foreign stock represented by the ADSs, the value of ADSs upon which an offering of the ROS is based may not completely track the value of the foreign stock represented by such ADSs. Active trading volume and efficient pricing for such foreign stock on the stock exchange(s) on which that foreign stock principally trades will usually, but not necessarily, indicate similar characteristics in respect of the ADSs. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADSs than for the foreign stock. Since holders of the ADSs may surrender the ADSs to take delivery of and trade the foreign stock (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for the foreign stock generally will result in an illiquid market for the ADSs representing such foreign stock.

If the underlying equity or a basket equity is an ADS, the trading price of the ADSs and the trading price of the ROS linked to the ADSs will be affected by conditions in the markets where those ADSs principally trade.

Although the market price of ADSs upon which an offering of ROS is based is not directly tied to the trading price of the foreign stock in the non-U.S. markets where such foreign stock principally trades, the trading price of ADSs is generally expected to track the U.S. dollar value of the currency of the country where the foreign stock principally trades and the trading price of such foreign stock on the stock exchange(s) where that foreign stock principally trades. This means that the trading value of any ADSs upon which an offering of the ROS is based is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the foreign stock principally trades and by factors affecting the stock exchange(s) where such foreign stock principally trades.

One of our affiliates may serve as the depositary for the ADSs that may constitute the underlying equity or a basket equity.

One of our affiliates may serve as the depositary for some foreign companies that issue ADSs. If the underlying equity or any basket equity is an ADS and one of our affiliates serves as depositary for such ADSs, the interests of our affiliate, in its capacity as depositary for the ADSs, may be adverse to your interests as a holder of ROS.

Risk Factors

Significant aspects of the tax treatment of the ROS are uncertain.

Significant aspects of the tax treatment of the ROS are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the ROS, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “Supplemental U.S. Tax Considerations” on page PS-42 of this product supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Further, although the matter is not clear, there exists a risk that an investment in ROS that are linked to shares of an ETF, PFIC or other pass thru entity or a basket that contains ETFs, PFICs or other pass thru entities will be treated as a “constructive ownership” transaction which could result in part or all of any long-term capital gain realized by you on sale or maturity of a ROS being recharacterized as ordinary income and subject to an interest charge.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-42 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of ROS purchased after the bill was enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ROS.

Valuation of the ROS

Each offering of the ROS is linked to the performance of a different underlying equity or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the ROS will depend on the performance of the underlying equity or underlying basket to which such offering is linked and will not depend on the performance of any other offering of the ROS.

At maturity. Your cash payment at maturity is based on the Underlying Return as described under “General Terms of the ROS — Payment at Maturity”.

Prior to maturity. You should understand that the market value of your ROS will be affected by several factors, many of which are beyond our control and interrelate in complex ways. Generally, we expect that the price of the underlying equity or basket equities on any day will affect the market value of your ROS more than any other single factor. Other factors that may influence the market value of your ROS include supply and demand for your ROS, exchange rates, the volatility of the underlying equity or basket equities, dividend payments on the underlying equity or basket equities, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See also “Risk Factors” beginning on page PS-12 of this product supplement for a broader description of factors that could affect the market value of your ROS.

General Terms of the ROS

The following is a summary of general terms of the ROS. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the ROS registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ROS registered in street name or in the ROS issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ROS should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the ROS:

No Coupon

We will not pay you interest during the term of the ROS.

Denomination

Each ROS will have a principal amount of $10, unless otherwise specified in the applicable pricing supplement.

Payment at Maturity

At maturity, you will receive a cash payment on the principal amount of each ROS you hold, calculated as described below:

➢	If the Underlying Return is positive, you will receive your principal amount plus your principal amount multiplied by the Underlying Return multiplied by the Multiplier up to the Maximum Gain.
➢	If the Underlying Return is zero, you will receive your principal amount, or $10 per ROS.
➢	If the Underlying Return is negative and the Ending Price is above or equal to the Trigger Price, you will receive your principal amount, or $10 per ROS.
➢	If the Underlying Return is negative and the Ending Price is below the Trigger Price, you will receive a cash payment equal to:

$10 + ($10 × Underlying Return).

Accordingly, the ROS are not principal protected in all circumstances. You may lose some or all of your principal. Specifically, if the Underlying Return is negative and the Ending Price is less than the Trigger Price, at maturity you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decrease that the Underlying Return is less than zero.

The contingent protection feature applies only at maturity.

The “Underlying Return” is the difference between the Starting Price and Ending Price of the underlying equity or underlying basket expressed as a percentage of the Starting Price and calculated as follows:

Underlying Return =
Ending Price – Starting Price

Starting Price

The “Starting Price” may be based on (i) the closing price of the underlying equity on the trade date, (ii) such other price of the underlying equity on the trade date as selected by the calculation agent, or (iii) the price(s) of the underlying equity on such other date or dates as specified in the applicable pricing supplement as may be adjusted in the case of certain adjustment events as described under “General Terms of the ROS — Antidilution Adjustments”), or in the case of an underlying basket, 100.

General Terms of the ROS

The “Ending Price” is the closing price of the underlying equity or underlying basket on the applicable equity valuation date, or the arithmetic average of the closing prices of the underlying equity on each of several equity valuation dates (the “averaging dates”), as will be specified in the applicable pricing supplement or, in the case of an underlying basket, the weighted performance of the basket equities on the averaging dates.

The trade date and the applicable equity valuation date(s) (including the final valuation date) will be specified in the applicable pricing supplement. The Starting Price may be referred to in the applicable pricing supplement as the “Basket Starting Price” and the Ending Price may be referred to as the “Basket Ending Price”, or each in such other manner as may be specified in the applicable pricing supplement. Furthermore, in the case of an offering of the ROS linked to an underlying basket, in the applicable pricing supplement (i) the term “Equity Starting Price” will refer to, with respect to a basket equity, the price of such basket equity determined on the trade date or such other date or dates as specified in such pricing supplement and (ii) the term “Equity Ending Price” will refer to, with respect to a basket equity, the closing price of such basket equity determined on the equity valuation date or dates specified in such pricing supplement.

We will not pay you interest during the term of the ROS.

We may issue separate offerings of the ROS that are identical in all respects, except that each individual offering is linked to the performance of a different underlying equity or underlying basket and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the ROS is a separate and distinct security and you may invest in one or more offerings of the ROS as set forth in the applicable pricing supplement. The performance of each offering of the ROS will depend upon the performance of the underlying equity or underlying basket to which such offering is linked and will not depend in any way on the performance of any other offering of the ROS.

Maturity Date

The maturity date for your ROS will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date with respect to the underlying equity or any basket equity (as the case may be), the maturity date will be postponed to maintain the same number of business days between the latest postponed final valuation date and the maturity date as existed prior to the postponement(s) of the final valuation date. The calculation agent may postpone the final valuation date for the underlying equity or a basket equity (as the case may be) if a market disruption event occurs or is continuing with respect to such underlying equity or basket equity on a day that would otherwise be a final valuation date. We describe market disruption events under “— Market Disruption Event” below. The final valuation date may also be postponed for the underlying equity or a basket equity (as the case may be) if the calculation agent postpones any prior equity valuation date(s) with respect to such underlying equity or basket equity, as described under “— Final Valuation Date; Equity Valuation Dates” below.

A postponement of the maturity date for one offering of the ROS will not affect the maturity date for any other offering of the ROS.

Final Valuation Date; Equity Valuation Dates

The final valuation date and/or any other equity valuation date for your ROS will be the date or dates specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event has occurred or is continuing on any such day with respect to the underlying equity or a basket equity (as the case may be). In that event, the final valuation date or applicable equity valuation date for the disrupted underlying equity or basket equity, as the case may be, will be the first following trading day on which the closing price of such underlying equity or basket equity is determinable and on

General Terms of the ROS

which the calculation agent determines that a market disruption event has not occurred and is not continuing with respect to such underlying equity or basket equity. If any equity valuation date is postponed with respect to the underlying equity or a basket equity (as the case may be), any other subsequent equity valuation date(s) will be postponed by the same number of trading days with respect to such underlying equity or basket equity. In no event, however, will the final valuation date or any other equity valuation date for your ROS be postponed by more than ten trading days with respect to any underlying equity or basket equity.

If a particular offering of the ROS is linked to an underlying basket, a market disruption event for a particular basket equity included in such underlying basket will not necessarily be a market disruption event for another basket equity included in such underlying basket. If, on the final valuation date or any other equity valuation date, no market disruption event with respect to a particular basket equity occurs or is continuing, then such final valuation date or equity valuation date will not be postponed with respect to such basket equity, irrespective of the occurrence of a market disruption event on such final valuation date or equity valuation date with respect to one or more of the other basket equities.

A postponement of the final valuation date or any other equity valuation date for one offering of the ROS will not affect the final valuation date or any other equity valuation date for any other offering of the ROS.

Closing Price

The “closing price” for an underlying equity or basket equity on any trading day means:

➢	if the underlying equity or basket equity is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such underlying equity or basket equity during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying equity or basket equity is listed or admitted to trading; or
➢	if, following certain corporate events affecting the underlying equity or basket equity or following delisting or termination of the underlying equity or basket equity, the underlying equity or basket equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency, the official closing price for such non-U.S. security on the primary foreign exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the ROS – Antidilution Events – Reorganization Events” on page PS-33). (We describe the possible substitution or replacement of the underlying equity or basket equity by the security of a non-U.S. company following certain corporate events under “General Terms of the ROS – Antidilution Adjustments – Reorganization Events”. We describe the possible substitution or replacement of the underlying equity or basket equity by the security of a non-U.S. company, including foreign stock represented by an ADS, following delisting or termination of the underlying equity or basket equity under “General Terms of the ROS – Delisting or Suspension of Trading of an Underlying Stock”, “General Terms of the ROS – Delisting of ADSs or Termination of ADS Facility” and “General Terms of the ROS – Delisting, Discontinuance or Modification of an ETF”); or
➢	if the underlying equity or basket equity is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA, the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or

General Terms of the ROS

➢	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the underlying equity or basket equity obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine the closing price(s) of the underlying equity or the basket equities (as the case may be) on the equity valuation date or dates specified in the applicable pricing supplement. As described above, an equity valuation date (including the final valuation date) may be postponed with respect to the underlying equity or a basket equity (as the case may be), and thus the determination of the closing price of such underlying equity or basket equity with respect to such equity valuation date may be postponed, if the calculation agent determines that, on such equity valuation date, a market disruption event has occurred or is continuing with respect to such underlying equity or basket equity. If such a postponement occurs, the calculation agent will determine such closing price for the disrupted underlying equity or basket equity on the first trading day on which no market disruption event occurs or is continuing with respect to such underlying equity or basket equity. Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone any equity valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing price(s) of the underlying equity or one or more basket equities. In no event, however, will any equity valuation date (including the final valuation date) be postponed by more than ten trading days.

If the determination of a closing price of the underlying equity or a basket equity (as the case may be) is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the closing price of such underlying equity or basket equity with respect to such equity valuation date will be determined by the calculation agent. In such an event, the calculation agent will make a n estimate of the closing price that would have prevailed in the absence of the market disruption event.

If a particular offering of the ROS is linked to an underlying basket, a market disruption event for a particular basket equity included in such underlying basket will not necessarily be a market disruption event for another basket equity included in such underlying basket. If, on an equity valuation date, no market disruption event with respect to a particular basket equity occurs or is continuing, then the determination of the closing price for such basket equity will be made on the equity valuation date, irrespective of the occurrence of a market disruption event on such equity valuation date with respect to one or more of the other basket equities.

Any of the following will be a market disruption event with respect to a particular underlying equity or basket equity related to a particular offering of the ROS, in each case as determined by the calculation agent:

➢	a suspension, absence or material limitation of trading in the underlying equity or basket equity in the primary market for such equity for more than two hours of trading or during the one-half hour before the close of trading in that market;
➢	a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlying equity or basket equity or, if the underlying equity or basket equity is an ETF, to the securities constituting the assets or underlying index of the ETF, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;
➢	if the underlying equity or basket equity is an ETF, the occurrence or existence of a suspension,

General Terms of the ROS

absence or material limitation of trading in the equity securities which then comprise 20% or more of the value of the securities constituting the assets of the ETF on the primary exchanges for such securities for more than two hours of trading, or during the one-half hour before the close of trading of such exchanges; or
➢	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) unwind all or a material portion of a hedge with respect to the ROS that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the underlying equity or basket equity generally.

For the avoidance of doubt, for any offering of the ROS, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlying equity or a basket equity or, if the underlying equity or basket equity is an ETF, to the securities constituting the assets of the ETF, in the primary market for those contracts by reason of any of:

➢	a price change exceeding limits set by that market,
➢	an imbalance of orders relating to those contracts, or
➢	a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event relating to such underlying equity or basket equity.

For this purpose, for any offering of the ROS, an “absence of trading” in option or futures contracts, if available, relating to the underlying equity or a basket equity or, if the underlying equity or basket equity is an ETF, to the securities constituting the assets of the ETF, in the primary market for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading in the underlying equity or a basket equity (as the case may be) in the primary market for such equity, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying equity or a basket equity (as the case may be) or, if the underlying equity or basket equity is an ETF, to the securities constituting the assets of the ETF.

A market disruption event for a particular offering of the ROS will not necessarily be a market disruption event for any other offering of the ROS.

Antidilution Adjustments

For any offering of the ROS, the Starting Price and the Trigger Price are subject to adjustments by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the value of the ROS. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page PS-16.

How Adjustments Will be Made

If one of the events described below occurs with respect to (i) the underlying equity or (ii) a basket equity of an offering of the ROS and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying equity or basket equity (as the case may be), the calculation agent will calculate such corresponding adjustment or series of adjustments to either (i) the Starting Price and the Trigger Price or (ii) the relevant Equity Starting Price (as applicable) as the calculation agent determines appropriate to account for that diluting or concentrative effect, where

General Terms of the ROS

“Equity Starting Price” means, with respect to a basket equity, the price of such basket equity determined on the trade date or such other date or dates as specified in the applicable pricing supplement. For example, if an offering of the ROS is linked to one underlying equity and an adjustment is required because of a two-for-one stock split, then the Starting Price and the Trigger Price will each be halved. On the other hand, if an offering of the ROS is linked to an underlying basket and an adjustment is required because of a two-for-one stock split with respect to one basket equity included in such underlying basket, then (i) the Equity Starting Price of such basket equity will be halved, (ii) the calculation agent will determine the Underlying Return of the underlying basket with reference to the Equity Starting Price of the affected basket equity as adjusted, and (iii) no adjustment will otherwise be made with respect to the other unaffected basket equities or to the Starting Price and Trigger Price of the underlying basket. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying equity or a basket equity, if applicable, in the event of a consolidation or merger of the issuer of the applicable underlying stock with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the Starting Price and the Trigger Price or an Equity Starting Price (as the case may be).

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust (i) the Starting Price and the Trigger Price or (ii) the relevant Equity Starting Price (as applicable) for the first event, then adjust the (i) adjusted Starting Price and the adjusted Trigger Price or (ii) the relevant adjusted Equity Starting Price (as applicable) for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the ROS that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the Starting Price and the Trigger Price of the underlying equity or the Equity Starting Price of any basket equity in an underlying basket. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if the calculation agent determines that any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity or basket equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the Starting Price or Equity Starting Price (as applicable). The Starting Price and Trigger Price or Equity Starting Price resulting from any adjustment will be rounded up or down, as appropriate, to the nearest cent, with one-half cent being rounded upward.

If your ROS are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your ROS, the dividend paid by the foreign stock issuer, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADS is serving as the underlying equity or a basket equity, the calculation agent will consider the effect of the relevant event on the holders of the ADS. For instance, if a holder of the ADS receives an extraordinary dividend, the provisions below would apply to the ADS. On the other hand, if a spin-off occurs, and the ADS represents both the spun-off security as

General Terms of the ROS

well as the existing foreign stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADS is serving as the underlying equity or a basket equity, no adjustment will be made (1) if holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) to the extent that the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has adjusted the number of shares of foreign stock represented by each ADS so that the ADS price would not be affected by the corporate event in question.

If the foreign stock issuer or the depository for the ADSs, in the absence of any of the events described below, elects to adjust the number of shares of foreign stock represented by each ADS, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depository for the ADSs may also have the ability to make adjustments in respect of the ADS for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the ROS as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the ROS, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable underlying equity or an applicable basket equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those ROS. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

➢	a subdivision, consolidation or reclassification of the underlying equity or a basket equity or a free distribution or dividend of shares of the underlying equity or a basket equity to existing holders of the underlying equity or basket equity by way of bonus, capitalization or similar issue;
➢	a distribution or dividend to existing holders of the underlying equity or a basket equity of:
➢	additional shares of the underlying equity or basket equity as described under “— Stock Dividends” below,
➢	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of the underlying equity or basket equity (as may be the case), or
➢	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing closing price as determined by the calculation agent;
➢	the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the underlying equity or basket equity (as the case may be) or other assets;
➢	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
➢	if the underlying equity or a basket equity is common stock in a specific company (“underlying stock”), a consolidation of the respective underlying equity issuer with another company or merger of the respective underlying equity issuer with another company; and
➢	any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying equity or a basket equity.

General Terms of the ROS

The adjustments described below do not cover all events that could affect the value of the ROS. We describe the risks relating to dilution under “Risk Factors – You have limited antidilution protection” on page PS-16.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying equity is subject to a stock split or a reverse stock split, then the Starting Price and the Trigger Price will each be adjusted by dividing the prior Starting Price and the prior Trigger Price, respectively, by, the number of shares that a holder of one share of the underlying equity before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

If an offering of the ROS is linked to an underlying basket and a basket equity is subject to a stock split or a reverse stock split, then the relevant Equity Starting Price will be adjusted by dividing the prior Equity Starting Price by the number of shares that a holder of one share of the basket equity before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying equity is subject to a stock dividend payable in shares of the underlying equity, then the Starting Price and the Trigger Price will each be adjusted by dividing the prior Starting Price and the prior Trigger Price, respectively, by, the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the underlying equity.

If an offering of the ROS is linked to an underlying basket and a basket equity is subject to a stock dividend payable in shares of the basket equity, then the Equity Starting Price will be adjusted by dividing the prior Equity Starting Price by the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the basket equity.

It is not expected that antidilution adjustments will be made to the Starting Price and the Trigger Price or any Equity Starting Price (as the case may be) in the case of stock dividends payable in shares of the underlying equity or a basket equity that are in lieu of ordinary cash dividends payable with respect to shares of the underlying equity or basket equity.

Other Non-cash Distributions

None of the Starting Price and the Trigger Price or any Equity Starting Price (as the case may be) for a particular offering of the ROS will be adjusted to reflect dividends or other distributions paid with respect to the underlying equity or a basket equity, other than:

➢	stock dividends described under “— Stock Dividends” above;
➢	issuances of transferable rights and warrants with respect to the underlying equity or basket equity as described under “— Transferable Rights and Warrants” below;
➢	if the underlying equity or basket equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” beginning on page PS-33; and

General Terms of the ROS

➢	extraordinary cash dividends described below.

For any offering of the ROS, a dividend or other distribution with respect to the underlying equity or a basket equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the underlying equity or basket equity by an amount equal to at least 10% of the closing price of the underlying equity or basket equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the underlying equity or basket equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the underlying equity and is payable in cash, the Starting Price and the Trigger Price will each be adjusted by dividing the prior Starting Price and prior Trigger Price, respectively, by, the ratio of the closing price of the underlying equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount. If an offering of the ROS is linked to an underlying basket and an extraordinary dividend, as described above, occurs with respect to a basket equity and is payable in cash, then the relevant Equity Starting Price will be adjusted by dividing the prior Equity Starting Price by the ratio of the closing price of the basket equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the underlying equity or basket equity equals:

➢	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying equity or basket equity minus the amount per share of underlying equity or basket equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for the underlying equity or basket equity; or
➢	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the underlying equity or a basket equity that is both an extraordinary dividend and payable in underlying equity or basket equity, or an issuance of rights or warrants with respect to the underlying equity or a basket equity that is also an extraordinary dividend, will result in adjustments to the Starting Price and the Trigger Price or the relevant Equity Starting Price (as the case may be), as described under “— Stock Dividends” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the respective underlying equity issuer issues transferable rights or warrants to all holders of the underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the trading day before the ex-dividend date for such issuance, then the Starting Price and the Trigger Price will each be adjusted by dividing the prior Starting Price and prior Trigger Price, respectively, by, the ratio of:

➢	the number of shares of the underlying equity outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the underlying equity offered for subscription or purchase under those transferable rights or warrants, to
➢	the number of shares of the underlying equity outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of underlying

General Terms of the ROS

equity offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the trading day before that ex-dividend date.

If an offering of the ROS is linked to an underlying basket and a respective underlying equity issuer issues transferable rights or warrants to all holders of the corresponding basket equity to subscribe for or purchase such basket equity at an exercise price per share that is less than the closing price of such basket equity on the trading day before the ex-dividend date for such issuance, then the relevant Equity Starting Price will be adjusted by dividing the prior Equity Starting Price by the ratio of:

➢	the number of shares of the basket equity outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the basket equity offered for subscription or purchase under those transferable rights or warrants, to
➢	the number of shares of the basket equity outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of basket equity offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the trading day before that ex-dividend date.

Reorganization Events

For any offering of the ROS in which the applicable underlying equity or a basket equity is common stock in a specific company (“underlying stock”), each of the following may be determined by the calculation agent to be a “reorganization event”:

(a) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of the underlying stock,

(b) the issuer of the underlying stock, or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c) any statutory exchange of securities of the issuer of the underlying stock or any successor entity with another corporation occurs, other than pursuant to clause (b) above,

(d) the issuer of the underlying stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e) the issuer of the underlying stock issues to all of its shareholders stock securities of a company other than the issuer of the underlying stock, other than in a transaction described in clauses (b), (c) or (d) above (a “spin-off event”), or

(f) a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of the underlying stock and is consummated for all or substantially all of such shares (an event in clauses (a) through (f), a “reorganization event”).

If a reorganization event occurs with respect to an underlying stock, then the determination of the Ending Price will be made by the calculation agent based upon the amount, type and value of property or properties — whether cash, securities, other property or a combination thereof — that a hypothetical holder of the number of shares of the underlying stock prior to the reorganization event would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. No interest will accrue on any distribution property.

General Terms of the ROS

If an offering of the ROS is linked to an underlying basket and a reorganization event occurs with respect to a basket equity, the required adjustment will be made with respect to that basket equity, as if it alone were the underlying stock. More specifically, the distribution property will only replace the affected basket equity in the determination of the Ending Price by the calculation agent, taking into consideration the weight of the affected basket equity in the underlying basket, and no adjustment will be made with respect to the other unaffected basket equities.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the applicable underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the applicable underlying stock that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to an underlying stock and the calculation agent adjusts such underlying stock to consist of the distribution property as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting an adjusted underlying stock for that offering of the ROS. The calculation agent will do so to the same extent that it would make adjustments if the shares of the applicable underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were the underlying stock.

For example, if an offering of the ROS is linked to one underlying stock and the respective issuer of the underlying stock merges into another company and each share of the underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the underlying stock for each ROS in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the adjusted underlying stock for each ROS in the particular offering to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were issued by the respective issuer of the underlying stock. In that event, the cash component will not be adjusted but will continue to be a component of the underlying stock for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due at maturity of the ROS, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the applicable underlying stock as described above. Consequently, in this product supplement, references to an applicable underlying stock, underlying equity or basket equity, where applicable, mean any distribution property that is distributed in a reorganization event and comprises an adjusted underlying stock for the particular offering of the ROS. Similarly, references to the respective issuer of the affected underlying stock, underlying equity or basket equity include any surviving or successor entity in a reorganization event affecting that issuer.

General Terms of the ROS

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) on any equity valuation date, including the final valuation date, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the ROS. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If an ADS is serving as the underlying equity or a basket equity and the foreign stock represented by such ADS is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) to the extent that the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines that the foreign stock issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

If an offering of the ROS is linked to an underlying basket and two or more issuers of basket equities are subject to a merger, combination or consolidation with each other, irrespective of the foregoing, the distribution property that results from such merger, combination or consolidation will replace all of the affected basket equities (with no adjustment to any basket equities not affected by the merger, combination or consolidation). No further adjustments will be made to the composition of the underlying basket and no replacement basket equity will be added to the underlying basket. The calculation agent will, as soon as reasonably practicable after it becomes aware of such event, determine whether such merger, combination or consolidation has a diluting or concentrative effect on the theoretical value of the affected basket equities, and, if so, will make the corresponding adjustment(s), if any, to any relevant Equity Starting Prices and any other relevant term, as the calculation agent determines appropriate to account for that diluting or concentrative effect.

Delisting or Suspension of Trading of an Underlying Stock

If an underlying stock is delisted or trading of the underlying stock is suspended on the primary exchange for such underlying stock, and such underlying stock is immediately re-listed or approved for trading on a successor exchange which is the New York Stock Exchange, the NYSE Amex Equities, the NASDAQ Global Select Market, the NASDAQ Global Market or a successor in interest (a “successor exchange”), then such underlying stock will continue to be deemed the underlying equity or a basket equity (as the case may be).

General Terms of the ROS

If a common stock serving as the underlying equity or a basket equity is delisted or trading of such underlying stock is suspended on the primary exchange for such underlying stock, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADS, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the issuer of the applicable underlying stock as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the issuer of the applicable underlying stock as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the ROS with respect to the common stock or ADSs of such company. If there is no issuer with the same primary industry classification as the issuer of the applicable underlying stock that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADS then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the issuer of the applicable underlying stock; second, issuers with the same primary “Industry” classification as the issuer of the applicable underlying stock; and third, issuers with the same primary “Industry Group” classification as the issuer of the applicable underlying stock. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. The substitute security will be deemed to be the underlying equity or relevant basket equity (as the case may be) and the calculation agent will determine the Starting Price and the Trigger Price by reference to the substitute security (and, in the case of a delisted basket equity, also by reference to the unaffected basket equities). If the substitute security is issued by a non-U.S. company and quoted and traded in a foreign currency, then for all purposes, including the determination of the Ending Price, the closing price of the substitute security on any date of determination will be converted to U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such substitute security relative to the U.S. dollar as published by Reuters on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the ROS. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If the applicable underlying stock is delisted or trading of the applicable underlying stock is suspended and the calculation agent determines that no substitute security comparable to the applicable underlying stock exists, then the calculation agent will deem the closing price of the applicable underlying stock on

General Terms of the ROS

the trading day immediately prior to its delisting or suspension to be the closing price of the applicable underlying stock on each remaining trading day to, and including, the final valuation date.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the underlying equity or a basket equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the foreign stock will be deemed to be the underlying equity or basket equity (as the case may be) and the calculation agent will determine the Starting Price and the Trigger Price by reference to such foreign stock (and, in the case of a delisted basket equity, also by reference to the unaffected basket equities). To the extent that the foreign stock substituted for the original underlying equity or basket equity represents more than or less than one share of such foreign stock, the calculation agent may modify any terms as necessary to ensure an equitable result including, but not limited to, the Starting Price and the Trigger Price. On and after the change date, for all purposes, including the determination of the Ending Price, the closing price of the foreign stock will be converted to U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of the foreign stock relative to the U.S. dollar as published by Reuters on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the ROS. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying equity or a basket equity (“original ETF”) is delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is immediately re-listed or approved for trading on a successor exchange, then such ETF will continue to be deemed the underlying equity or basket equity (as the case may be).

If an ETF serving as the underlying equity or a basket equity is delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the exchange traded fund, which is listed or approved for trading on a major U.S. exchange or market, whose exchange traded fund (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same underlying index as the original ETF or securities constituting the assets of the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the underlying equity or basket equity (as the case may be) and the calculation agent will determine the Starting Price and the Trigger Price by reference to the substitute ETF (and, in the case of a delisted basket equity, also by reference to the unaffected basket equities).

General Terms of the ROS

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent will deem the closing price of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price of the original ETF on each remaining trading day to, and including, the final valuation date.

If at any time the underlying index or securities constituting the assets of an ETF serving as the underlying equity or a basket equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to arrive at a price of the shares of an ETF comparable to the ETF serving as the underlying equity or a basket equity, as if those changes or modifications had not been made, and determine the closing prices by reference to the price of the shares of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your ROS in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your ROS, the redemption price of the ROS will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your ROS is accelerated, we will pay the default amount in respect of the principal of your ROS at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Series A Medium-Term Notes, of which the ROS are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the ROS as the outstanding principal amount of that ROS. Although the terms of the ROS may differ from those of the other Series A Medium-Term Notes, holders of specified percentages in principal amount of all Series A Medium-Term Notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A Medium-Term Notes, including the ROS. This action may involve changing some of the terms that apply to the Series A Medium-Term Notes, accelerating the maturity of the Series A Medium-Term Notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for your ROS on any day will be an amount, in U.S. Dollars for the principal of your ROS, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your ROS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your ROS. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your ROS in preparing any documentation necessary for this assumption or undertaking.

General Terms of the ROS

During the default quotation period for your ROS, which we describe below, the holders of your ROS and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ROS.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of your ROS at maturity will be made to accounts designated by you or the holder of your ROS and approved by us, or at the office of the trustee in New York City, but only when your ROS are surrendered to the trustee at that office. We may also make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, NYSE Arca, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities

General Terms of the ROS

exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading and, in each case, a market disruption event has not occurred.

Business Day

When we refer to a business day with respect to your ROS, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

When we refer to a modified business day with respect to your ROS, we mean any day that is a modified business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus. As described in the prospectus, any payment on your ROS that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “— Maturity Date” and “— Final Valuation Date; Equity Valuation Dates” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your ROS without notice. The calculation agent will make all determinations regarding the value of your ROS at maturity, market disruption events, antidilution adjustments, business days, trading days, the default amount, the Underlying Return, the Starting Price, the Ending Price and the amount payable in respect of your ROS, in its sole discretion. All determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the ROS will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the ROS for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ROS as described below.

In anticipation of the sale of each ROS, we or our affiliates expect to enter into hedging transactions involving purchases of the underlying equity or basket equities, securities constituting the assets of an ETF, listed and/or over-the-counter options, futures or exchange-traded funds on the underlying equity, basket equities or securities constituting the assets of an ETF prior to and/or on the applicable trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your ROS, from time to time, we or our affiliates may:

➢	acquire or dispose of long or short positions of the underlying equity, basket equities or securities constituting the assets of an ETF;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the underlying equity, basket equities or securities constituting the assets of an ETF; or
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. or foreign equity markets; or
➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the ROS from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the ROS on or before the final valuation date for your ROS. That step may involve (i) sales or purchases of the underlying equity, basket equities or securities constituting the assets of an ETF, (ii) listed or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying equity, basket equities or securities constituting the assets of an ETF or (iii) listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the underlying equity or basket equities or markets relating to the underlying equity or basket equities.

The hedging activity discussed above may adversely affect the market value of your ROS from time to time and the payment at maturity of your ROS. See “Risk Factors” beginning on page PS-12 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the ROS. It does not purport to be a complete analysis of all tax considerations relating to the ROS. Prospective purchasers of the ROS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the ROS and receiving payments of principal and/or other amounts under the ROS. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you are the original investor in the ROS and you hold your ROS as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns ROS as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a ROS and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the ROS, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the ROS should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the ROS.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE ROS SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE ROS ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR ROS DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR ROS.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your ROS as a pre-paid derivative contract with respect to the underlying equity or basket and the terms of the

Supplemental U.S. Tax Considerations

ROS require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the ROS for all tax purposes in accordance with such characterization. If the ROS are so treated, subject to the discussion below of the “constructive ownership” rules and “PFICs”, you should generally not accrue any income with respect to the underlying equity or underlying basket during the term of the ROS and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your ROS in an amount equal to the difference between the amount realized at such time and your tax basis in the ROS. In general, your tax basis in your ROS will be equal to the price you paid for them. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your ROS will generally begin on the date after the issue date (i.e., the settlement date) for your ROS and, if you hold your ROS until maturity, your holding period will generally include the maturity date.

If a security references an underlying equity that is treated as, or an underlying basket of equities that includes equities that are treated as, a “real estate investment trust” (“REIT”, a partnership, a “passive foreign investment company” (“PFIC”), a “regulated investment company” such as an ETF, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Code, it is possible that the “constructive ownership transaction” rules of section 1260 of the Code may apply. Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of certain securities will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successor year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Although the matter is not clear, there exists a risk that an investment in ROS that are linked to shares of an ETF, PFIC or other pass thru entity or to a basket that contains shares of an ETF, PFIC or other pass thru entity will be treated as a “constructive ownership transaction”. If such treatment applies, it is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a ROS will be recharacterized as ordinary income and subject to the interest charge described above. Moreover, because the U.S. holder does not share in distributions made on ETFs, PFICs or other pass thru entities or baskets of ETFs, PFICs or other pass thru entities referenced by a ROS, such distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the shares of the ETFs, PFICs, or pass thru entities directly. Accordingly, you should consult your tax advisor regarding the potential application of the constructive ownership rules to an investment in ROS.

In general, if a U.S. taxpayer holds an interests in a PFIC, such U.S. taxpayer is required to report any gain on disposition of an interest in such PFIC as ordinary income, rather than as capital gain, and the taxpayer is subject to tax on such gain in the year such gain is recognized at the highest ordinary income tax rate and liable for a non-deductible interest charge at the federal underpayment rate as if the gain had been earned ratably over each day in such taxpayer’s holding period and such tax liabilities had been due with respect to each prior year in the taxpayer’s holding periods. In the event that the ROS references any PFIC or an ETF or a basket of ETFs that includes any shares in a PFIC, the application of the PFIC rules to the ROS would be unclear, and it is possible that U.S. holders of ROS could be subject to the PFIC rules to the extent that the ROS directly or indirectly references shares in one or more PFICs. Accordingly, you should consult your tax advisor regarding the potential application of the PFIC rules to an investment in ROS.

Supplemental U.S. Tax Considerations

Alternative Treatments.  Because of the absence of authority regarding the appropriate tax characterization of your ROS, it is possible that the Internal Revenue Service could seek to characterize your ROS in a manner that results in tax consequences to you that are different from those described above. The Internal Revenue Service has released a notice that may affect the taxation of holders of the ROS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ROS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ROS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your ROS for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of ROS purchased after the bill was enacted to accrue interest income over the term of the ROS despite the fact that there will be no interest payments over the term of the ROS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ROS.

If the ROS have a term greater than one year, it is possible that the ROS could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the ROS are so treated, you would be required to accrue interest income over the term of your ROS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ROS. You would recognize gain or loss upon the sale or maturity of your ROS in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ROS. In general, your adjusted basis in your ROS would be equal to the amount you paid for your ROS, increased by the amount of interest you previously accrued with respect to your ROS. Any gain you recognize upon the sale, redemption or maturity of your ROS would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ROS, and thereafter, would be capital loss.

Similarly, if the ROS have a term of one year or less, it is possible that the ROS could be treated as a debt instrument subject to the special rules for short-term debt instruments. You should consult your tax advisor as to the tax consequences of such characterization.

The Internal Revenue Service could also possibly assert that (i) you should be treated as owning the components of the underlying equity or basket equities, (ii) you should be required to recognize taxable gain upon a rollover or rebalancing, if any, of the components of the underlying equity or basket equities, (iii) any gain or loss that you recognize upon the exchange or maturity of the ROS should be treated as ordinary gain or loss, (iv) you should be required to accrue interest income over the term of your ROS or (v) you should be required to include in ordinary income an amount equal to any increase in the underlying equity or underlying basket that is attributable to ordinary income that is realized in respect of the components of the underlying equity or basket equities, such as interest, dividends or net-rental income. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your ROS for U.S. federal income tax purposes.

Supplemental U.S. Tax Considerations

Treasury Regulations Requiring Disclosure of Reportable Transactions.   Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the ROS or a sale of the ROS should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the ROS or a sale of the ROS to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of ROS.

Backup Withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on a ROS within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of a ROS effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a ROS effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a ROS that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of a ROS effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,
➢	a controlled foreign corporation for United States tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your ROS but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your ROS unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the ROS by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the ROS by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any ROS on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of labor has issued five prohibited transaction class exemptions (“The PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the ROS. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the ROS, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the ROS is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Security to be issued, UBS has agreed to sell to UBS Securities LLC and/or UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. (as the case may be) have agreed to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of the applicable pricing supplement. UBS Securities LLC and/or UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and/or UBS Financial Services Inc. may resell Securities to securities dealers (the “Dealers”) at a discount from the original issue price up to the underwriting discount set forth on the front cover of this product supplement. In some cases, the Dealers may resell the Securities to other securities dealers who resell to investors and pay those other securities dealers all or part of the discount or commission they receive from UBS Securities LLC. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. As described in more detail under “Use of Proceeds and Hedging” on page PS-41, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.